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                                                                Exhibit 99.2

OWENS-ILLINOIS ANNOUNCES DEBT OFFERINGS

     Toledo, Ohio, May 13, 1997 -- Owens-Illinois, Inc., (NYSE: OI) today announced the public offering of $300 million principal amount of its 7.85% Senior Notes due May 15, 2004, and $300 million principal amount of its 8.10% Senior Notes due May 15, 2007, pursuant to a prospectus supplement under the company's $2.5 billion shelf registration of April 18, 1997. Due to strong demand, the size of each offering was increased by $50 million from an originally anticipated $250 million each.

     Earlier today, Owens-Illinois announced the public offering of 14,750,000 shares of common stock at a price of $28.50 per share, also pursuant to a prospectus supplement under the company's $2.5 billion shelf registration of April 18, 1997. In addition, Owens-Illinois announced Monday, May 12, 1997, that it has received commitments from existing and potential lenders in excess of the amount required to amend its existing bank credit facility to increase the amount the company may borrow to $3.0 billion compared with $1.8 billion currently. These commitments are subject to a number of conditions.

     The company intends to use the proceeds of approximately $1 billion from the senior note and common stock offerings, combined with additional borrowings under its amended bank credit facility, to refinance outstanding public indebtedness. The refinancing plan is designed to reduce interest expense and long term debt, extend long term debt maturities, reduce the company's debt-to-equity ratio, and improve its financial flexibility.

     Managing underwriters for the senior note offerings are Morgan Stanley & Co. Incorporated; BT Securities Corporation; Credit Suisse First Boston; NationsBanc Capital Markets, Inc.; and Salomon Brothers Inc.

     Prospectuses relating to the senior note offerings may be obtained by contacting:

                    Jo-Anne Gooden
                    Morgan Stanley & Co. Incorporated
                    1585 Broadway
                    New York, NY 10036
                    telephone:  (212) 761-1298
                    fax:  (212) 761-0570

                               * * *

     This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

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CONTACT:  Owens-Illinois, John Hoff, 419-247-1203

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